Exhibit 99.d.18.i

AMENDMENT #1 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #1 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated as of the 13th day of November, 2009, by and between Mercer Investments LLC (formerly, Mercer Global Investments, Inc.), a Delaware limited liability company (the “Advisor”) and Massachusetts Financial Services Company (d/b/a “MFS Investment Management”), a Delaware corporation (the “Sub-Advisor” is made effective as of the first day of April, 2020.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an amended and restated Investment Advisory Agreement, dated July 1, 2014, as amended from time to time (the “Advisory Agreement”), with the Mercer Funds (formerly known as MGI Funds) (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer Non-U.S. Core Equity Fund (the “Fund”), a series of the Trust under the Agreement; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, the Sub-Advisor and the Advisor intend to amend the Agreement to reflect a change in the fee schedule payable to Sub-Advisor effective as of the date hereof.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Section 6 (Compensation) of the Agreement is hereby deleted in its entirety and replaced with the following:

6.       Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee as detailed in Exhibit A attached to this Amendment.

2.	Exhibit A of the Agreement, the Fee Schedule with respect to the Fund, is hereby deleted in its entirety and replaced with Exhibit A attached to this Amendment.

3.	The Advisor and the Sub-Advisor each acknowledge that all of its respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

ADVISOR

MERCER INVESTMENTS LLC

By:	/s/ Stephen Gouthro
Stephen Gouthro
Chief Operating Officer

SUB-ADVISOR

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ Amrit Kanwal
Amrit Kanwal
Executive Vice President and Chief Financial Officer
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